NUVEEN FUND BOARD VOLUNTARY DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

(Effective as amended on June 18, 2026; last reviewed November 18, 2025)

TABLE OF CONTENTS

SECTION 1 PURPOSE OF PLAN; RESTATEMENT EFFECTIVE DATE	1

1.1 Purpose of Plan	1
1.2 Effective Date	1

SECTION 2 DEFINITION OF TERMS AND CONSTRUCTION	1

2.1 Definitions	1
2.2 Plurals and Gender	3
2.3 Headings	3
2.4 Separate Agreement	4

SECTION 3 DEFERRALS	4

3.1 Deferral Election	4
3.2 Payment Reduction	4
3.3 Effect of Election	4
3.4 Unforeseeable Emergencies	4

SECTION 4 ACCOUNTS	4

4.1 Crediting of Deferrals	4
4.2 Valuation of Account	5

SECTION 5 DISTRIBUTIONS FROM ACCOUNT	7

5.1 Participant’s Payment Election	7
5.2 Irrevocability	7
5.3 Death or Disability Prior to Complete Distribution of Account	7
5.4 Unforeseeable Emergency	8
5.5 Designation of Beneficiary	8
5.6 Compliance With Conflicts of Interest Laws	8

SECTION 6 AMENDMENTS AND TERMINATION	8

6.1 Amendments	8
6.2 Termination	8

SECTION 7 MISCELLANEOUS	9

7.1 Rights of Creditors	9
7.2 Agents	10
7.3 Incapacity	10
7.4 Statement of Account	10
7.5 Governing Law	10
7.6 Non-Guarantee of Status	10
7.7 Counsel	10

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7.8 Interests Not Transferable	10
7.9 Entire Agreement	11
7.10 Powers of Administrator	11
7.11 Participant Litigation	12
7.12 Successors and Assigns	12
7.13 Severability	12
7.14 Section 409A	12

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NUVEEN FUND BOARD VOLUNTARY DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

(Effective April 29, 2025)

SECTION 1  PURPOSE OF PLAN; RESTATEMENT EFFECTIVE DATE

1.1  Purpose of Plan. The Board of each Participating Fund maintains this Plan. The purpose of the Plan is to allow the independent directors and trustees of the Participating Funds to defer receipt of all or a portion of the compensation they earn for their service to the Funds in lieu of receiving current payments of such compensation, and to treat any deferred amount as though an equivalent dollar amount had been invested in shares of one or more Eligible Funds. Each Board intends that the Plan shall be maintained at all times on an unfunded basis for federal income tax purposes under the Code. The Plan is not covered by the Employee Retirement Income Security Act of 1974, as amended.

1.2  Effective Date. This Plan was originally effective as of November 16, 2023, and is effective as amended April 29, 2025.

SECTION 2  DEFINITION OF TERMS AND CONSTRUCTION

2.1  Definitions. The following terms as used in this Plan shall have the following meanings:

(a)  “Account” shall mean the aggregation of a Participant’s Plan Year Accounts.

(b)  “Administrator” shall mean Nuveen or such other person or persons as Nuveen may from time to time designate, provided that no Participant may serve as Administrator.

(c)  “Beneficiary” shall mean such person or persons designated pursuant to Section 5.5 hereof to receive benefits after the death of a Participant.

(d)  “Board” shall mean the Board of Directors or the Board of Trustees of the respective Participating Funds.

(e)  “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(f)  “Compensation” shall mean the retainers paid to a Participant (prior to reduction for Deferrals made under this Plan) for serving as a member of the Board of any Participating Fund, as a member of any committee or subcommittee of such Board, or for holding a specified position thereon.

(g)  “Deferral” shall mean the amount or amounts of a Participant’s Compensation deferred under the provisions of Section 3.

(h)  “Deferral Election” shall mean the Participant’s election under Section 3.1 to defer all or a portion of his or her Compensation.

(i)  “Designated Fund” shall have the meaning set forth in Section 4.2(a).

(j)  “Eligible Fund” means an open-end fund managed by Nuveen and designated by the Boards as a fund that may be chosen by a Participant as a fund in which the Participant’s Account may be deemed to be invested. Unless and until each Board otherwise determines, the Eligible Funds shall include only one or more open-end funds managed by Nuveen. Open-end funds that cease to be managed by Nuveen shall automatically cease to be Eligible Funds, unless one of the Boards otherwise determines with respect to Participants that are members of such Board. The Boards may at any time remove any open-end fund from the list of Eligible Funds, or may add any open-end fund (whether or not managed by Nuveen), for Participants who are members of that Board. Eligible Funds shall be listed on Exhibit B to the Plan, which shall be revised from time to time by the Administrator; provided, however, that failure to list an Eligible Fund on Exhibit B shall not affect its status as an Eligible Fund. The Administrator shall report to the Board on a quarterly basis any changes to Exhibit B.

(k)  “Net Asset Value” shall mean the per share value of an open-end fund, as determined as set forth in such fund’s registration statement under the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder (“1940 Act”), governing instruments and otherwise in accordance with law.

(l)  “Nuveen” shall mean Nuveen, LLC and its affiliates.

(m)  “Participant” shall mean a member of a Board who is not an “interested person” of a Participating Fund or of Nuveen, as such term is defined under Section 2(a)(19) of the 1940 Act.

(n)  “Participating Fund” shall mean all open-end funds, closed-end funds, exchange-traded funds and interval funds managed by Nuveen, including each portfolio under the Nuveen Life Funds. Participating Funds shall be listed on Exhibit A to the Plan, which shall be revised from time to time by the Administrator; provided, however, that failure to list a Participating Fund on Exhibit A shall not affect its status as a Participating Fund. The Administrator shall report to the Board on a quarterly basis any changes to Exhibit A.

(o)  “Payment Election” shall mean an election pursuant to Section 5.1.

(p)  “Plan” shall mean this Nuveen Fund Board Voluntary Deferred Compensation Plan for Independent Directors and Trustees, as amended from time to time.

(q)  “Plan Year” shall mean the 12-month period beginning January 1 and ending December 31. The first Plan Year for this Plan is 2024.

(r)  “Plan Year Account” shall mean the book entry account described in Section 4.1(a).

(s)  “Plan Year Subaccount” shall mean, with respect to a Participating Fund, the portion of a Plan Year Account attributable to a Participant’s Compensation deferred to such Participating Fund.

(t)  “Section 409A” shall mean Section 409A of the Code, as interpreted by regulations and other guidance promulgated thereunder.

(u)  “Separation from Service” means a separation from service within the meaning of Section 409A. A Separation from Service with respect to any Participating Fund shall occur on the date as of which there is a complete termination of a Participant’s relationship as a director (or independent contractor or employee) with respect to such Participating Fund, with no reasonable anticipation (as determined in good faith by the Administrator) of the Participant being reappointed to the Board of such Participating Fund.

(v)  “Unforeseeable Emergency” means a severe financial hardship of the Participant resulting from an illness or accident of the Participant or his or her spouse or dependent (as defined in Section 152(a) of the Code), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the Participant’s control. Circumstances that may constitute an Unforeseeable Emergency include the imminent foreclosure of or eviction from the Participant’s primary residence; the need to pay for medical expenses, including nonrefundable deductibles, as well as for the costs of prescription drug medication; and the need to pay for the funeral expenses of a spouse or a dependent (as defined in Section 152(a) of the Code). The purchase of a home and the payment of college tuition generally are not Unforeseeable Emergencies. Whether the Participant is faced with an Unforeseeable Emergency permitting an emergency withdrawal shall be determined by the Administrator in its sole discretion, based on the relevant facts and circumstances and applying regulations and other guidance under Section 409A.

(w)  “Valuation Date” shall mean the last business day of each calendar quarter and any other day upon which Nuveen makes a valuation of the Account.

2.2  Plurals and Gender. Where appearing in this Plan the singular shall include the plural and the masculine shall include the feminine, and vice versa, unless the context clearly indicates a different meaning.

2.3  Headings. The headings and subheadings in this Plan are inserted for convenience of reference only and are to be ignored in any construction of the provisions hereof.

2.4  Separate Agreement. This Plan shall be construed as a separate agreement between each Participant and each of the Participating Funds.

SECTION 3  DEFERRALS

3.1  Deferral Election. A Participant may elect to defer all or a specified percentage or amount of the Compensation earned in a Plan Year by such Participant for serving as a member of the Board of any Participating Fund or as a member of any committee or subcommittee thereof. Reimbursement of expenses of attending meetings of the Board, committees of the Board or subcommittees of such committees may not be deferred. Such election shall be made by executing before the first day of such Plan Year such election notice as the Administrator may prescribe; provided, however, that upon first becoming eligible to participate in the Plan by reason of being newly appointing to a Board on or after February 2024, a Participant may file a Deferral Election not later than 30 days after the effective date of such appointment, which election shall apply to Compensation earned in the portion of the Plan Year commencing the day after such election is filed and ending on the last day of such Plan Year.

3.2  Payment Reduction. While a Deferral Election is in effect, deferrals described in Section 3.1 shall be withheld, based upon the percentage or amount elected, from each payment of Compensation to which the Participant would otherwise have been entitled but for his Deferral Election.

3.3  Effect of Election. A Deferral Election pursuant to Section 3.1 shall apply only to the Plan Year for which it is made and shall be irrevocable except to the extent otherwise provided in Section 3.4.

3.4  Unforeseeable Emergencies. In the event of a Participant’s Unforeseeable Emergency on account of which the Participant receives a withdrawal pursuant to Section 5.4, the Participant’s Deferral Election shall be canceled.

SECTION 4  ACCOUNTS

4.1  Crediting of Deferrals.

(a)  The Administrator shall establish a book entry account (“Plan Year Account”) consisting of one or more Plan Year Subaccounts, to which will be credited an amount equal to the Participant’s Deferrals of Compensation from each respective Participating Fund under this Plan with respect to such Plan Year. The requirement to maintain separate Plan Year Subaccounts shall be deemed satisfied if the Administrator maintains (i) separate Plan Year Accounts and (ii) adequate records to enable the portions of each Plan Year Account attributable to the respective Plan Year Subaccounts to be calculated at any time.

(b)  Any Compensation from a Participating Fund for a Plan Year earned by a Participant which he has elected to defer pursuant to the Plan will be credited to the corresponding Plan Year Subaccount on the date such Compensation otherwise would have been payable to such Participant.

(c)  The obligations to pay the amounts in a Participant’s Plan Year Subaccounts associated with a Participating Fund shall be the sole obligation of that Participating Fund.

(d)  Plan Year Subaccounts shall be debited to reflect any distributions from such subaccounts. Such debits shall be allocated to the Plan Year Subaccount as of the date such distributions are made.

4.2  Valuation of Account.

(a)  Each Board shall from time to time designate one or more open-end funds managed by Nuveen as Eligible Funds. A Participant, on his Deferral Election form, shall have the right to select from the then-current list of Eligible Funds one or more funds in which his Account shall be deemed invested as set forth in this Section 4.2 (“Designated Funds”). A Participant shall designate whether his election pursuant to this Section 4.2(a), or change in election pursuant to Section 4.2(b), is to apply to his entire Account or to one or more Plan Year Accounts as specified in the election. A Participant may designate an Eligible Fund even if he is not a member of the Board of that Eligible Fund. Except as provided below, amounts credited to a Participant’s Account shall be treated as though such amounts had been invested and reinvested in shares of the Participant’s Designated Funds, initially calculated as follows:

(i)  the product of

(A)  the amount of such Deferrals and

(B)  the percentage of such Deferrals to be deemed invested in that Designated Fund, divided by

(ii)  the Designated Fund’s Net Asset Value per share as of the date such amount is so credited.

(b)  Pursuant to rules established by the Administrator from time to time, each Participant may direct that the Designated Funds in which his or her Account is deemed invested be changed. Any election to change such investment direction shall indicate the dollar amount or percentage of the balance in such Account (determined based on the then current Net Asset Value of each Designated Fund in which the Account is deemed invested immediately prior to giving effect to such investment change) to be invested in each such Designated Fund. Any such change shall be effective on the third Saturday of the second month of each calendar quarter (“effective date”). The number of shares of each Designated Fund to be deemed held in the Participant’s Account following such investment change shall be calculated as follows:

(i)  the product of

(A)  the balance in such Account and

(B)  the percentage of such balance to be deemed invested in that Designated Fund divided by

(ii)  the Designated Fund’s Net Asset Value per share as of the effective date.

(c)  If a Designated Fund shall pay a stock dividend on, or split, combine, reclassify or substitute other securities by merger, consolidation or otherwise for its outstanding shares, the Participant’s Account shall be adjusted as though shares of such Designated Fund were actually held by the Account in order to preserve rights substantially proportionate to the rights deemed held immediately prior to such event.

(d)  On each payment date of dividends or capital gains distributions declared on shares of any Designated Fund in which a Participant’s Account is deemed invested, the Account will be credited with book adjustments representing all dividends or capital gains distributions which would have been realized had such account been invested in shares of such Designated Fund and such dividend or capital gains distribution had been received and reinvested.

(e)  The value of a Plan Year Subaccount on any Valuation Date shall be the sum of (i) the number of shares of each Designated Fund deemed to be held in the Plan Year Subaccount as provided by the preceding paragraphs, multiplied by (ii) the Net Asset Value per share of such Designated Fund on the Valuation Date.

(f)  On each date upon which a distribution of less than the entire balance is to be charged to a Participant’s Plan Year Subaccount, the amount of such distribution shall, unless the Participant otherwise specifies in accordance with rules established by the Administrator, be allocated among all of the Designated Funds in which the Plan Year Subaccount is deemed to be invested in proportion to the aggregate value of the number of deemed shares of each such Designated Fund, and the number of deemed shares of each such Designated Fund shall then be reduced by the portion of the distribution allocated to such Designated Fund divided by the Net Asset Value per share of such Designated Fund on the date on which the distribution is charged.

(g)  If an Eligible Fund is removed from the list of Eligible Funds for any reason then no further deferrals shall be deemed invested in such fund (although prior deferrals may remain deemed invested in such fund) and, unless the Board otherwise determines, the Administrator shall give each Participant whose Account is deemed to be invested in such Eligible Fund a reasonable period to submit a new designation, and any Participant who fails to submit a new designation shall be subject to the provisions of the last sentence of Section 4.2(h) below.

(h)  As of each Valuation Date, income, gain and loss equivalents (determined as if the Account were invested in the manner set forth under Section 4.2(a) above) attributable to the period following the next preceding Valuation Date shall be credited to and/or deducted from the Participant’s Plan Year Subaccounts. Except as provided below, the Participant’s Plan Year Subaccounts shall receive a return in accordance with his deemed investment designations, provided such designations conform to the provisions of this Section. If:

(i)  the Participant does not furnish the Administrator with a written designation,

(ii)  the written designation from the Participant is unclear, or

(iii) less than all of the Participant’s Account is covered by such written designation,

then the Participant’s Account shall be deemed invested in Nuveen Lifestyle Growth Fund until such time as the Participant shall provide the Administrator with instructions.

SECTION 5  DISTRIBUTIONS FROM ACCOUNT

5.1  Participant’s Payment Election.

(a)  Simultaneously with the filing of a Deferral Election for a Plan Year pursuant to Section 3.1, a Participant shall elect on such form as the Administrator may prescribe the time and manner in which the corresponding Plan Year Account shall be distributed. Such election shall specify (i) whether each Plan Year Subaccount within the Plan Year Account is to be paid in a lump sum or in substantially equal annual installments over a period between two and 20 years and (ii) the date on which such lump-sum payment is to be made and/or such installments are to commence. For purposes of clause (ii) of the preceding sentence a Participant may specify either (i) the time of the Participant’s Separation from Service, or (ii) a specific date. In the event of a Participant’s Separation from Service from some but not all of the Participating Funds to which the Participant’s Plan Year Account is attributable, to the extent a Participant’s Payment Election relates to his or her Separation from Service, it shall affect only the Plan Year Subaccounts attributable to the Participating Funds from which the Participant has incurred a Separation from Service.

(b)  A Participant’s Payment Election shall apply only to the Plan Year Account for which it is made.

(c)  Except as otherwise provided in this Section 5, the balance in a Participant’s Plan Year Account shall be paid in accordance with the Participant’s valid Payment Election made for such Plan Year Account pursuant to this Section 5.

(d)  A Participant’s Payment Election may be amended at any time provided that such amendment (1) is in writing, (2) will not become effective for twelve (12) months from the date thereof, (3) is made not less than twelve (12) months prior to the date the first payment is scheduled to be made, and (4) defers the payment of benefits for at least five (5) years from the date such payments would otherwise have begun.

5.2  Irrevocability. Except as otherwise provided in this Section 5, a Participant’s Payment Election shall be irrevocable.

5.3  Death or Disability Prior to Complete Distribution of Account. If a Participant dies or becomes disabled (as defined in Section 409A) prior to the commencement of the distribution of the amounts credited to his Account, the balance of such Account shall be distributed to the Participant or his Beneficiary, as applicable, in a lump sum as soon as practicable after the Participant’s death or disability. If a Participant dies or becomes disabled after the commencement of such distributions, but prior to the complete distribution of his Account, the balance of the amounts credited to his Account shall be distributed to the Participant or his Beneficiary, as applicable, over the remaining period during which such amounts were otherwise distributable to the Participant under Section 5.1 hereof.

5.4  Unforeseeable Emergency. In the event of a Participant’s Unforeseeable Emergency, such Participant may request an emergency withdrawal from his or her Account. Any such request shall be subject to the approval of the Administrator, which approval shall not be granted to the extent that such need may be relieved (i) through reimbursement or compensation by insurance or otherwise; (ii) by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship) or (iii) by cessation of deferrals under this Plan. A Participant may withdraw all or a portion of his or her Account due to an Unforeseeable Emergency; provided, however, that the withdrawal shall not exceed the amount reasonably needed to satisfy the need created by the Unforeseeable Emergency (including any amounts necessary to pay and Federal, state or local income or employment taxes or penalties reasonably anticipated to arise from the payment, as determined by the Administrator).

5.5  Designation of Beneficiary. For the purposes of Section 5.3 hereof, the Participant’s Beneficiary shall be the person or persons so designated by the Participant in a written instrument submitted to the Administrator. Subject to rules established by the Administrator, a Participant may designate multiple or contingent Beneficiaries, and may change his Beneficiary at any time without the consent of any prior Beneficiary; provided that no change of a Beneficiary shall be effective unless and until actually received, in proper form, by the Administrator during the Participant’s life. The Administrator’s determination of the person eligible to receive the Account of a deceased Participant, if made in good faith, shall be final and binding on all parties. If a Participant fails to properly designate a Beneficiary or if his Beneficiary predeceases him, his Beneficiary shall be his estate.

5.6  Compliance With Conflicts of Interest Laws. Notwithstanding any provision herein to the contrary, payment of a Participant’s Account shall be accelerated to the extent (and only to the extent) reasonably necessary to avoid the violation of an applicable Federal, state, or local conflicts of interest law.

SECTION 6  AMENDMENTS AND TERMINATION

6.1  Amendments. The Boards reserve the right to amend, in whole or in part, and in any manner, any or all of the provisions of this Plan by action of the Boards, except that no amendment shall reduce the balance in any Participant’s Account, or (unless necessary to comply with the 1940 Act or other applicable law) significantly delay the time at which such balance is payable without the consent of the Participant affected.

6.2   Termination.

(a)

In General. Each Board may terminate this Plan as applied to Participants who are members of such Board at any time by action of such Board. If one Board elects to terminate the Plan with respect to the Participants who are members of such Board, the Plan shall remain in effect with respect to Participants who are members of one or more other Boards. Upon termination, payment of each Participant’s then current Account value shall be made in such manner as the Administrator shall determine consistent with the requirements of Section 409A.

(b)	Liquidating Fund Termination; Change in Control

(i)

Notwithstanding any provision to the contrary herein, in the event a Participating Fund liquidates in a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. § 503(b)(1)(A) (a “Liquidating Fund”), the Board of such Participating Fund may terminate and liquidate this Plan (a “Liquidating Fund Termination”) pursuant to the corporate dissolution exception of Treas. Reg. § 1.409A-3(j)(4)(ix)(A) with respect to Accounts attributable to the deferral of Compensation from such Participating Fund (“Affected Accounts”) by current or former members of the Board of such Participating Fund (“Affected Participants”). Similarly, in the event a Participating Fund undergoes a change of control as defined Code Section 409A and guidance thereunder, the Board of such Participating Fund shall terminate and liquidate this Plan (a “CIC Fund Termination”) with respect to Affected Accounts of Affected Participants

(ii)

In the event of a Liquidating Fund Termination or a CIC Fund Termination, the value of the Affected Accounts of the Affected Participants shall be paid in a lump sum no later than the last day of the calendar year in which the Liquidating Fund Termination occurs or, if later, the last day of the first calendar year in which the payment is administratively feasible.

(iii)

Except as set forth above, a Liquidating Fund Termination or a CIC Fund Termination shall not otherwise affect the Plan, and in particular shall have no effect on any Accounts other than the Affected Accounts.

SECTION 7  MISCELLANEOUS

7.1  Rights of Creditors.

(a)  This Plan is unfunded. With respect to the payment of amounts credited to a Participant’s Account, the Participant and his Beneficiaries have the status of unsecured creditors of the Participating Fund to which such Account relates. The Plan shall not be construed as conferring on a Participant any right, title, interest, or claim in or to any specific asset, reserve, account, or property or any kind possessed by the Participating Funds. To the extent that a Participant or any other person acquires a right to receive payments from the Participating Funds, such right shall be no greater than the right of an unsecured general creditor.

(b)  This Plan is executed on behalf of each Participating Fund by an officer of that Participating Fund as such and not individually. Any obligation of a Participating Fund hereunder shall be an unsecured obligation of that Participating Fund and not of any other person.

7.2  Agents. Each Participating Fund may employ agents and provide for such clerical, legal, actuarial, accounting, advisory or other services as it deems necessary to perform its duties under this Plan. Each Participating Fund shall bear the cost of such services and all other expenses it incurs in connection with the administration of this Plan.

7.3  Incapacity. If the Administrator shall receive evidence satisfactory to it that a Participant or any Beneficiary entitled to receive any benefit under the Plan is, at the time when such benefit becomes payable, a minor, or is physically or mentally incompetent to receive such benefit and to give a valid release therefor, and that another person or an institution is then maintaining or has custody of the Participant or Beneficiary and that no guardian, committee or other representative of the estate of the Participant or Beneficiary shall have been duly appointed, a Participating Fund may make payment of such benefit otherwise payable to the Participant or Beneficiary to such other person or institution, including a custodian under a Uniform Transfers to Minors Act or corresponding legislation (who shall be an adult, a guardian of the minor or a trust company), and the release of such other person or institution shall be a valid and complete discharge for the payment of such benefit.

7.4  Statement of Account. The Administrator will furnish each Participant with a statement setting forth the value of such Participant’s Plan Year Accounts as of the end of each quarter and all credits to and payments from such Plan Year Accounts during such year. Such statements will be furnished generally no later than 30 days after the end of each calendar quarter.

7.5  Governing Law. This Plan shall be governed by the laws of the State of Illinois without regard to any state’s conflicts of laws principles.

7.6  Non-Guarantee of Status. Nothing contained in this Plan shall be construed as a contract or guarantee of the right of a Participant to be, or remain as, a director or a trustee of a fund, or to receive any, or any particular rate of, Compensation.

7.7  Counsel. Each Board may consult with legal counsel with respect to the meaning or construction of this Plan, its obligations or duties hereunder or with respect to any action or proceeding or any question of law, and it shall be fully protected with respect to any action taken or omitted by it in good faith pursuant to the advice of legal counsel.

7.8  Interests Not Transferable. Except as provided in this Section 7.8, a Participant’s and Beneficiaries’ interests in the Account may not be anticipated, sold, encumbered, pledged, mortgaged, charged, transferred, alienated, assigned nor become subject to execution, garnishment or attachment and any attempt to do so by any person shall be deemed null and void; no Participating Fund shall recognize the rights of any party under this Plan except those of the Participant or his Beneficiary; provided that this Section 7.8 shall not preclude a Participating Fund from offsetting any amount payable to a Participant hereunder by any amount owed by such Participant to that Participating Fund or to Nuveen. Notwithstanding the foregoing, to the extent the Account of any Participant is subject to a domestic relations order (as defined in Section 414(p)(1)(B) of the Code), then, notwithstanding anything in this Plan to the contrary, the time and form of payment (including an acceleration) of any interests in the Account assigned to an alternate payee under such order may be changed to the extent consistent with Treas. Reg. § 1.409A-2(b)(4) or 1.409A-3(j)(4)(ii) and as agreed to by the Administrator. Any such benefits payable to the alternate payee shall be paid in a lump sum on (a) the payment date set forth in the applicable domestic relations order (or as soon as reasonably practicable thereafter), or (b) if no payment date is set forth therein, not later than ninety (90) days following the later of (i) the effective date of such order and (ii) the date upon which such order is delivered to the Administrator, in each case, unless otherwise determined by the Administrator in its sole discretion consistent with the Treasury Regulations under Code Section 409A.

7.9  Entire Agreement. This Plan contains the entire understanding between each Participating Fund and the Participants with respect to the payment of non-qualified deferred compensation by a Participating Fund to the Participants.

7.10  Powers of Administrator. In addition to other powers specifically set forth herein, the Administrator shall have all discretionary power and authority necessary or convenient for the administration of this Plan, including without limitation the authority to:

(a)  construe and interpret the Plan, and resolve any inconsistency or ambiguity with respect to any of its terms;

(b)  decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(c)  prescribe rules and procedures to be followed by Participants or Beneficiaries in making any election or taking any action provided for herein, which rules and procedures may alter any provision of the Plan that is administrative or ministerial in nature without the necessity for an amendment;

(d)  allocate Accounts among the Eligible Funds;

(e)  maintain all the necessary records for the administration of the Plan;

(f)  delegate any of it duties or powers under the Plan to any other person acting under its supervision; and

(g)  do all other acts which the Administrator deems necessary or proper to accomplish and implement its responsibilities under the Plan.

Any rule or procedure adopted by the Administrator, or any decision, ruling or determination made by the Administrator, in good faith shall be final, binding and conclusive on all Participating Funds, Participants, Beneficiaries and all persons claiming through them. The authority of the Administrator may be exercised by such person as the Chief Executive Officer of the Administrator may designate or, in the absence of a specific designation, by those officers and employees of the Administrator whose normal duties include payment of compensation to independent directors and trustees.

7.11  Participant Litigation. In any action or proceeding regarding the Participants or their Beneficiaries or any other persons having or claiming to have an interest in this Plan shall not be necessary parties and shall not be entitled to any notice or process. Any final judgment which is not appealed or appealable and may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have any interest in this Plan. To the extent permitted by law, if a legal action is begun against either Board, any Participating Fund, the Administrator, or any of their respective officers, directors, trustees, employees or agents (an “indemnified party”), by or on behalf of any person and such action results adversely to such person or if a legal action arises because of conflicting claims to a Participant’s or other person’s benefits, the costs to the indemnified party of defending the action will be charged to the amounts, if any, which were involved in the action or were payable to the Participant or other person concerned. To the extent permitted by applicable law, acceptance of participation in this Plan shall constitute a release of each of the indemnified parties from any and all liability and obligation not involving willful misconduct or gross neglect.

7.12  Successors and Assigns. This Plan shall be binding upon, and shall inure to the benefit of, the Participating Funds and their successors and assigns and to the Participants and their heirs, executors, administrators and personal representatives.

7.13  Severability. In the event any one or more provisions of this Plan are held to be invalid or unenforceable, such illegality or unenforceability shall not affect the validity or enforceability of the other provisions hereof and such other provisions shall remain in full force and effect unaffected by such invalidity or unenforceability.

7.14  Section 409A. This Plan is intended to comply with Section 409A, and shall be administered and interpreted in accordance with such intent. If the Boards (or the Administrator, to the extent the Boards delegate such authority to the Administrator) determine that any provision of the Plan is or might be inconsistent with the requirements of Section 409A, they shall attempt in good faith to make such changes to the Plan as may be necessary or appropriate to avoiding a Participant’s becoming subject to adverse tax consequences under Code Section 409A. Notwithstanding the foregoing, neither the Boards nor the Administrator make any representation that the Plan complies with Section 409A and shall have no liability to any Participant for any failure to comply with Section 409A of the Code. This Plan shall constitute an “account balance plan” as defined in Treas. Reg. Section 31.3121(v)(2)-1(c)(1)(ii)(A). For purposes of Section 409A, all amounts deferred under this Plan shall be aggregated with amounts deferred under other account balance plans.

IN WITNESS WHEREOF, each Participating Fund listed on Appendix A has caused this amended and restated Plan to be executed by one of its duly authorized officers, this 18th day of June 2026.

By:	/s/ Marc Cardella
Name:	Marc Cardella
Title:	Vice President & Controller

EXHIBIT A

FUND BOARD VOLUNTARY

DEFERRED COMPENSATION PLAN FOR INDEPENDENT

DIRECTORS AND TRUSTEES

Participating funds: All open-end funds, closed-end funds, exchange-traded funds and interval funds managed by Nuveen, including each portfolio under the Nuveen Life Funds. Participating from which director compensation can be deferred.

Current List of Participating Funds (as of June 18, 2026)

Municipal Total Return Managed Accounts Portfolio	Nuveen ESG Large-Cap Growth ETF
Nuveen 5-15 Year Laddered Tax Exempt Bond Fund	Nuveen ESG Large-Cap Value ETF
Nuveen AA-BBB CLO ETF	Nuveen ESG Mid-Cap Growth ETF
Nuveen AA-BBB CLO ETF	Nuveen ESG Mid-Cap Value ETF
Nuveen All-American Municipal Bond Fund	Nuveen ESG Small-Cap ETF
Nuveen AMT-Free Municipal Credit Income Fund	Nuveen ESG U.S. Aggregate Bond ETF
Nuveen AMT-Free Municipal Value Fund	Nuveen Flexible Income Fund
Nuveen AMT-Free Quality Municipal Income Fund	Nuveen Floating Rate Income Fund
Nuveen Arizona Municipal Bond Fund	Nuveen Floating Rate Income Fund
Nuveen Arizona Quality Municipal Income Fund	Nuveen Georgia Municipal Bond Fund
Nuveen Bond Index Fund	Nuveen Global Dividend Growth Fund
Nuveen California AMT-Free Quality Municipal Income Fund	Nuveen Global Equity Income Fund
Nuveen California High Yield Municipal Bond Fund	Nuveen Global High Income Fund
Nuveen California Municipal Bond Fund	Nuveen Global Infrastructure Fund
Nuveen California Municipal Value Fund	Nuveen Global Real Estate Securities Fund
Nuveen California Quality Municipal Income Fund	Nuveen Green Bond Fund
Nuveen California Select Tax-Free Income Portfolio	Nuveen Growth Opportunities ETF
Nuveen Colorado Municipal Bond Fund	Nuveen High Yield Fund
Nuveen Connecticut Municipal Bond Fund	Nuveen High Yield Income Fund
Nuveen Core Bond Fund	Nuveen High Yield Managed Accounts Portfolio
Nuveen Core Equity Alpha Fund	Nuveen High Yield Municipal Bond Fund
Nuveen Core Equity Fund	Nuveen High Yield Municipal Income ETF
Nuveen Core Impact Bond Fund	Nuveen High Yield Municipal Income ETF
Nuveen Core Impact Bond Managed Accounts Portfolio	Nuveen Inflation Linked Bond Fund
Nuveen Core Plus Bond ETF	Nuveen Intermediate Duration Municipal Bond Fund
Nuveen Core Plus Bond Fund	Nuveen International Bond Fund
Nuveen Core Plus Impact Fund	Nuveen International Dividend Growth Fund
Nuveen Credit Income Fund	Nuveen International Equity Fund
Nuveen Credit Strategies Income Fund	Nuveen International Equity Index Fund
Nuveen Dividend Growth Fund	Nuveen International Opportunities Fund
Nuveen Dividend Value Fund	Nuveen International Responsible Equity Fund
Nuveen Dow 30SM Dynamic Overwrite Fund	Nuveen International Value Fund
Nuveen Dynamic Municipal Opportunities Fund	Nuveen Kansas Municipal Bond Fund
Nuveen Emerging Markets Debt Fund	Nuveen Kentucky Municipal Bond Fund
Nuveen Emerging Markets Debt Managed Accounts Portfolio	Nuveen Large Cap Growth Fund
Nuveen Emerging Markets Equity Fund	Nuveen Large Cap Growth Index Fund
Nuveen Emerging Markets Equity Index Fund	Nuveen Large Cap Responsible Equity Fund
Nuveen Enhanced CLO Income Fund	Nuveen Large Cap Select Fund
Nuveen Enhanced CLO Income Fund	Nuveen Large Cap Value Fund
Nuveen Enhanced High Yield Municipal Bond Fund	Nuveen Large Cap Value Index Fund
Nuveen Enhanced Yield U.S. Aggregate Bond ETF	Nuveen Large Cap Value Opportunities Fund
Nuveen Equity Index Fund	Nuveen Life Balanced Fund
Nuveen Equity Long/Short Fund	Nuveen Life Core Bond Fund
Nuveen ESG 1-5 Year U.S. Aggregate Bond ETF	Nuveen Life Core Equity Fund
Nuveen ESG Dividend ETF	Nuveen Life Growth Equity Fund
Nuveen ESG Emerging Markets Equity ETF	Nuveen Life International Equity Fund
Nuveen ESG High Yield Corporate Bond ETF	Nuveen Life Large Cap Responsible Equity Fund
Nuveen ESG International Developed Markets Equity ETF	Nuveen Life Large Cap Value Fund
Nuveen ESG Large-Cap ETF	Nuveen Life Money Market Fund

Exhibit A

Nuveen Life Real Estate Securities Select Fund	Nuveen Municipal Income Fund, Inc.
Nuveen Life Small Cap Equity Fund	Nuveen Municipal Income Opportunities Fund
Nuveen Life Stock Index Fund	Nuveen Municipal Value Fund, Inc.
Nuveen Lifecycle 2010 Fund	Nuveen Nasdaq 100 Dynamic Overwrite Fund
Nuveen Lifecycle 2015 Fund	Nuveen Nebraska Municipal Bond Fund
Nuveen Lifecycle 2020 Fund	Nuveen New Jersey Municipal Bond Fund
Nuveen Lifecycle 2025 Fund	Nuveen New Mexico Municipal Bond Fund
Nuveen Lifecycle 2030 Fund	Nuveen New York AMT-Free Quality Municipal Income Fund
Nuveen Lifecycle 2035 Fund	Nuveen New York Municipal Bond Fund
Nuveen Lifecycle 2040 Fund	Nuveen New York Municipal Value Fund
Nuveen Lifecycle 2045 Fund	Nuveen New York Quality Municipal Income Fund
Nuveen Lifecycle 2050 Fund	Nuveen New York Select Tax-Free Income Portfolio
Nuveen Lifecycle 2055 Fund	Nuveen North Carolina Municipal Bond Fund
Nuveen Lifecycle 2060 Fund	Nuveen Ohio Municipal Bond Fund
Nuveen Lifecycle 2065 Fund	Nuveen Oregon Intermediate Municipal Bond Fund
Nuveen Lifecycle 2070 Fund	Nuveen Pennsylvania Municipal Bond Fund
Nuveen Lifecycle Index 2010 Fund	Nuveen Preferred & Income Opportunities Fund
Nuveen Lifecycle Index 2015 Fund	Nuveen Preferred and Income ETF
Nuveen Lifecycle Index 2020 Fund	Nuveen Preferred Securities and Income Fund
Nuveen Lifecycle Index 2025 Fund	Nuveen Preferred Securities and Income Managed Accounts
Nuveen Lifecycle Index 2030 Fund	Portfolio
Nuveen Lifecycle Index 2035 Fund	Nuveen Quality Municipal Income Fund
Nuveen Lifecycle Index 2040 Fund	Nuveen Quant International Small Cap Equity Fund
Nuveen Lifecycle Index 2045 Fund	Nuveen Quant Small Cap Equity Fund
Nuveen Lifecycle Index 2050 Fund	Nuveen Quant Small/Mid Cap Equity Fund
Nuveen Lifecycle Index 2055 Fund	Nuveen Quantitative Mid Cap Growth Fund
Nuveen Lifecycle Index 2060 Fund	Nuveen Real Asset Income and Growth Fund
Nuveen Lifecycle Index 2065 Fund	Nuveen Real Asset Income Fund
Nuveen Lifecycle Index 2070 Fund	Nuveen Real Estate Income Fund
Nuveen Lifecycle Index Retirement Income Fund	Nuveen Real Estate Securities Fund
Nuveen Lifecycle Retirement Income Fund	Nuveen Real Estate Securities Select Fund
Nuveen Lifestyle Aggressive Growth Fund	Nuveen S&P 500 Buy-Write Income Fund
Nuveen Lifestyle Conservative Fund	Nuveen S&P 500 Dynamic Overwrite Fund
Nuveen Lifestyle Growth Fund	Nuveen S&P 500 Index Fund
Nuveen Lifestyle Income Fund	Nuveen Securitized Credit Managed Accounts Portfolio
Nuveen Lifestyle Moderate Fund	Nuveen Select Maturities Municipal Fund
Nuveen Limited Term Municipal Bond Fund	Nuveen Select Tax-Free Income Portfolio
Nuveen Louisiana Municipal Bond Fund	Nuveen Short Duration High Yield Municipal Bond Fund
Nuveen Managed Allocation Fund	Nuveen Short Duration Impact Bond Fund
Nuveen Maryland Municipal Bond Fund	Nuveen Short Term Bond Fund
Nuveen Massachusetts Municipal Bond Fund	Nuveen Short Term Bond Index Fund
Nuveen Massachusetts Quality Municipal Income Fund	Nuveen Short Term Municipal Bond Fund
Nuveen Michigan Municipal Bond Fund	Nuveen Short-Term REIT ETF
Nuveen Mid Cap Growth Opportunities Fund	Nuveen Small Cap Blend Index Fund
Nuveen Mid Cap Value 1 Fund	Nuveen Small Cap Growth Opportunities Fund
Nuveen Mid Cap Value Fund	Nuveen Small Cap Select ETF
Nuveen Minnesota Intermediate Municipal Bond Fund	Nuveen Small Cap Select Fund
Nuveen Minnesota Municipal Bond Fund	Nuveen Small Cap Value Fund
Nuveen Minnesota Quality Municipal Income Fund	Nuveen Small Cap Value Opportunities Fund
Nuveen Missouri Municipal Bond Fund	Nuveen Small/Mid Cap Value Fund
Nuveen Money Market Fund	Nuveen Strategic Income Fund
Nuveen Mortgage and Income Fund	Nuveen Strategic Municipal Opportunities Fund
Nuveen Multi Cap Value Fund	Nuveen Sustainable Core ETF
Nuveen Multi-Asset Income Fund	Nuveen Taxable Municipal Income Fund
Nuveen Multi-Market Income Fund	Nuveen Ultra Short Income ETF
Nuveen Municipal Credit Income Fund	Nuveen Ultra Short Municipal Managed Accounts Portfolio
Nuveen Municipal Credit Opportunities Fund	Nuveen Variable Rate Preferred & Income Fund
Nuveen Municipal High Income Opportunity Fund	Nuveen Virginia Municipal Bond Fund
Nuveen Municipal High Income Opportunity Fund	Nuveen Virginia Quality Municipal Income Fund
Nuveen Municipal Income ETF	Nuveen Winslow Large-Cap Growth ESG Fund
Nuveen Municipal Income ETF	Nuveen Wisconsin Municipal Bond Fund

Exhibit A

EXHIBIT B

FUND BOARD VOLUNTARY DEFERRED COMPENSATION PLAN FOR

INDEPENDENT DIRECTORS AND TRUSTEES

ELIGIBLE FUNDS

Eligible funds 1: funds in which deferred compensation can be deemed NOTIONALLY invested 2: selected Nuveen equity and taxable income open-end funds and each portfolio under the Nuveen Life Funds 3: deferred compensation is not actually invested in these funds; investments track the performance of these funds

Current List of Eligible Funds (as of June 18, 2026)

Nuveen Bond Index Fund	Nuveen Lifecycle 2040 Fund

Nuveen Core Bond Fund	Nuveen Lifecycle 2045 Fund

Nuveen Core Equity Fund	Nuveen Lifecycle 2050 Fund

Nuveen Core Impact Bond Fund	Nuveen Lifecycle 2055 Fund

Nuveen Core Plus Bond Fund	Nuveen Lifecycle 2060 Fund

Nuveen Credit Income Fund	Nuveen Lifecycle 2065 Fund

Nuveen Dividend Growth Fund	Nuveen Lifecycle 2070 Fund

Nuveen Dividend Value Fund	Nuveen Lifecycle Index 2010 Fund

Nuveen Emerging Markets Debt Fund	Nuveen Lifecycle Index 2015 Fund

Nuveen Emerging Markets Equity Fund	Nuveen Lifecycle Index 2020 Fund

Nuveen Emerging Markets Equity Index Fund	Nuveen Lifecycle Index 2025 Fund

Nuveen Equity Index Fund	Nuveen Lifecycle Index 2030 Fund

Nuveen Equity Long/Short Fund	Nuveen Lifecycle Index 2035 Fund

Nuveen Flexible Income Fund	Nuveen Lifecycle Index 2040 Fund

Nuveen Floating Rate Income Fund	Nuveen Lifecycle Index 2045 Fund

Nuveen Global Dividend Growth Fund	Nuveen Lifecycle Index 2050 Fund

Nuveen Global Equity Income Fund	Nuveen Lifecycle Index 2055 Fund

Nuveen Global Infrastructure Fund	Nuveen Lifecycle Index 2060 Fund

Nuveen Global Real Estate Securities Fund	Nuveen Lifecycle Index 2065 Fund

Nuveen Green Bond Fund	Nuveen Lifecycle Index 2070 Fund

Nuveen High Yield Fund	Nuveen Lifecycle Index Retirement Income Fund

Nuveen High Yield Income Fund	Nuveen Lifecycle Retirement Income Fund

Nuveen Inflation Linked Bond Fund	Nuveen Lifestyle Aggressive Growth Fund

Nuveen International Bond Fund	Nuveen Lifestyle Conservative Fund

Nuveen International Dividend Growth Fund	Nuveen Lifestyle Growth Fund

Nuveen International Equity Fund	Nuveen Lifestyle Income Fund

Nuveen International Equity Index Fund	Nuveen Lifestyle Moderate Fund

Nuveen International Opportunities Fund	Nuveen Managed Allocation Fund

Nuveen International Responsible Equity Fund	Nuveen Mid Cap Growth Opportunities Fund

Nuveen International Value Fund	Nuveen Mid Cap Value 1 Fund

Exhibit B

Nuveen Large Cap Growth Fund	Nuveen Mid Cap Value Fund

Nuveen Large Cap Growth Index Fund	Nuveen Money Market Fund

Nuveen Large Cap Responsible Equity Fund	Nuveen Multi Cap Value Fund

Nuveen Large Cap Select Fund	Nuveen Preferred Securities and Income Fund

Nuveen Large Cap Value Fund	Nuveen Quant International Small Cap Equity Fund

Nuveen Large Cap Value Index Fund	Nuveen Quant Small Cap Equity Fund

Nuveen Large Cap Value Opportunities Fund	Nuveen Quant Small/Mid Cap Equity Fund

Nuveen Life Balanced Fund	Nuveen Quantitative Mid Cap Growth Fund

Nuveen Life Core Bond Fund	Nuveen Real Asset Income Fund

Nuveen Life Core Equity Fund	Nuveen Real Estate Securities Fund

Nuveen Life Growth Equity Fund	Nuveen Real Estate Securities Select Fund

Nuveen Life International Equity Fund	Nuveen S&P 500 Index Fund

Nuveen Life Large Cap Responsible Equity Fund	Nuveen Short Duration Impact Bond Fund

Nuveen Life Large Cap Value Fund	Nuveen Short Term Bond Fund

Nuveen Life Money Market Fund	Nuveen Short Term Bond Index Fund

Nuveen Life Real Estate Securities Select Fund	Nuveen Small Cap Blend Index Fund

Nuveen Life Small Cap Equity Fund	Nuveen Small Cap Growth Opportunities Fund

Nuveen Life Stock Index Fund	Nuveen Small Cap Select Fund

Nuveen Lifecycle 2010 Fund	Nuveen Small Cap Value Fund

Nuveen Lifecycle 2015 Fund	Nuveen Small Cap Value Opportunities Fund

Nuveen Lifecycle 2020 Fund	Nuveen Small/Mid Cap Value Fund

Nuveen Lifecycle 2025 Fund	Nuveen Strategic Income Fund

Nuveen Lifecycle 2030 Fund	Nuveen Winslow Large-Cap Growth ESG Fund

Nuveen Lifecycle 2035 Fund

Exhibit B